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                                                                       CONTACTS:
                                           MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                                  (405) 897-9232

FOR IMMEDIATE RELEASE                            TOM PRICE, JR., VICE PRESIDENT-
DECEMBER 16, 1998                                          CORPORATE DEVELOPMENT
                                                                  (405) 879-9257


              CHESAPEAKE ENERGY CORPORATION ANNOUNCES 1999 CAPITAL
             BUDGET AND CASH DIVIDEND SUSPENSION ON PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, DECEMBER 16, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) announced today that its Board of Directors has approved a 1999 capital budget of $100 million for drilling and $25 million for acquisitions. The budget will be funded from a projected $100 million of cash flow from operations and $75-100 million of non-core asset sales, resulting in anticipated cash receipts exceeding budgeted capital expenditures by $50-75 million.

Chesapeake's 1999 capital expenditure budget assumes production of approximately 100 billion cubic feet of natural gas and 4.2 million barrels of oil and realized wellhead prices of $13.30 per barrel of oil and $1.90 per mcf of natural gas, for a natural gas equivalent (mcfe) price of $1.97. In addition, the company believes its lease operating and production tax expenses, general and administrative costs and interest costs will average $0.47, $0.16, and $0.61 per mcfe, respectively. Based on this cost structure of $1.24 per mcfe, Chesapeake believes it will generate a cash flow margin in the top quartile of its peer group.

Chesapeake's finding and development costs have declined substantially as a result of focusing in the second half of 1998 on its lower-risk Mid-Continent developmental drilling and on its 3-D seismic delineated exploration program. For 1999, Chesapeake projects finding and development costs of $0.75 per mcfe, which should enable the company to replace at least 100% of its production through its drilling program.

In addition to reducing the capital expenditure budget, Chesapeake's Board has also approved suspending the $4 million quarterly cash dividend on the company's 7% convertible preferred stock. The preferred dividends will not be paid until higher commodity prices provide the ability under two of the company's four debt indentures to permit resumption of these dividends. In the interim, all dividends on Chesapeake's 7% convertible preferred stock will accrue in accordance with the terms of the preferred stock's Certificate of Designation.


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Along with reducing the company's drilling capital expenditure budget to match its cash flow and suspending the preferred stock dividend, Chesapeake is taking three additional steps in response to anticipated low oil and gas prices in 1999. First, the company is continuing its non-core asset disposition program. In the past three months, the company has disposed of approximately $26 million of primarily oil-producing assets in non-core areas with limited upside potential. In addition, Chesapeake has recently received $24 million of the $26 million of anticipated total proceeds from its announced transactions with Poco Petroleums Ltd. and Pan East Petroleum Corp. Chesapeake's 1999 budget anticipates further proceeds of $75-100 million from additional non-core asset sales.

Second, Chesapeake is continuing its staff reduction and field office consolidation program begun in the third quarter. Since June 30, the company has reduced its staff by 17%, or approximately 100 employees, has closed or is selling four field offices, and has sold or agreed to sell approximately 900 properties, which represents 15% of its well count but less than 2% of its assets.

Finally, Chesapeake has recently executed natural gas hedging arrangements covering approximately 45% of the company's anticipated February through May 1999 natural gas production at an average NYMEX price of approximately $2.00 per mcfe.

Aubrey K. McClendon, Chesapeake's Chairman and CEO, stated, "As a result of greatly reduced finding costs, we believe our 1999 budget should enable the company to maintain 1998 production levels, increase proved reserves and significantly improve corporate liquidity in order to outlast low oil and natural gas prices. The majority of Chesapeake's proved reserves are long-lived natural gas properties with low operating expenses and predictable production profiles. These properties' attractive characteristics provide the ability to delay a more aggressive development program until commodity prices improve. While we cannot predict the future direction of oil prices, strong natural gas fundamentals should generate substantial natural gas price increases in the years ahead. We believe natural gas supply will decline because of reduced industry investment and demand will increase due to expected growth in the residential, industrial and power generation sectors."

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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the six-month transition period ended December 31, 1997 and the report filed on Form 10-Q for the three months ended September 30, 1998.

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on developmental and exploratory drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.